UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

Natural Grocers by Vitamin Cottage, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 5, 2025

To the Stockholders of Natural Grocers by Vitamin Cottage, Inc.

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, March 5, 2025, at 1:00 p.m. Mountain Time. In order to enhance investor access to the meeting, the Annual Meeting will be held virtually and a live audio webcast will be available via the Internet at www.virtualshareholdermeeting.com/NGVC2025. The Annual Meeting will be held for the following purposes:

1.         To elect the Class I director nominee named in the Proxy Statement accompanying this Notice to serve on our Board of Directors (our “Board”) for a three-year term ending at the 2028 Annual Meeting of Stockholders.

2.         To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2025.

3.         To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by amendments to Delaware law.

4.         To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is January 13, 2025. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. We are furnishing our proxy materials to all of our stockholders over the Internet, consistent with the Securities and Exchange Commission rule permitting us to do so, rather than in paper form in order to reduce our environmental impact and lower the costs of printing and distributing our proxy materials. We have mailed our Notice Regarding the Availability of Proxy Materials on or about January 24, 2025. You may access our Proxy Statement and Annual Report to Stockholders for the fiscal year ended September 30, 2024 at www.proxyvote.com by following the instructions found on the Notice Regarding the Availability of Proxy Materials mailed to you. Our Annual Report to Stockholders contains financial and other information about us, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

By Order of the Board

/s/ Heather Isely
Heather Isely Corporate Secretary

Lakewood, Colorado

January 24, 2025

You are cordially invited to virtually attend the Annual Meeting via the Internet. Whether or not you expect to virtually attend the Annual Meeting via the Internet, please vote over the telephone or the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. You may request paper copies of this Proxy Statement and the related proxy materials at no cost to you up to 14 days prior to the Annual Meeting by contacting our Corporate Secretary, Heather Isely, at 12612 West Alameda Parkway, Lakewood, Colorado 80228, and we will furnish the proxy materials to you within three business days. Even if you have voted by proxy, you may still vote in person if you virtually attend the Annual Meeting via the Internet.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on March 5, 2025

i

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on March 5, 2025

Except where the context otherwise requires or where otherwise indicated, all references herein to “we,” “us,” “our,” “Natural Grocers” and the “Company” refer collectively to Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation, and its consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Under rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to many of our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. We sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) on January 24, 2025 to our stockholders of record as of the close of business on January 13, 2025 (the “Record Date”) in connection with the solicitation of proxies by Natural Grocers by Vitamin Cottage, Inc., for use at the Company’s 2025 Annual Meeting of Stockholders or at any adjournments or postponements thereof (the “Annual Meeting”). All stockholders can access our proxy materials on the Internet or request a printed set of the proxy materials. You will not receive a printed copy of the proxy materials unless you request one. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on March 5, 2025, at 1:00 p.m. Mountain Time. In order to enhance investor access to the meeting, the Annual Meeting will be held virtually and a live audio webcast will be available via the Internet at www.virtualshareholdermeeting.com/NGVC2025. To participate in the Annual Meeting, you will be required to login with the 16-digit control number included in our proxy materials. If you are unable to locate your 16-digit control number, you will be able to join the login as a guest. If you login as a guest, you will not be able to vote your shares during the Annual Meeting. If you have technical difficulties during the meeting, please call 800-586-1548 for assistance.

What are the purposes of the Annual Meeting?

The purposes of the Annual Meeting are to:

•	elect the Class I director nominee named herein to serve on our Board of Directors (our “Board”) for a three-year term ending at the 2028 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2025;

•

approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to limit the liability of certain officers of the Company as permitted by amendments to Delaware law; and

•	conduct any other business properly brought before the Annual Meeting.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, 22,931,226 shares of Common Stock were issued and outstanding. Stockholders are entitled to one vote for each share of Common Stock held as of the Record Date on any proposal presented at the Annual Meeting.

How do I vote and ask questions?

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and the Notice has been sent directly to you. Please carefully consider the information contained in this Proxy Statement. Whether or not you plan to virtually attend the Annual Meeting via the Internet, we urge you to follow the instructions provided to you regarding how to vote so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to virtually attend the Annual Meeting via the Internet. You may vote via the Internet at www.proxyvote.com by using the procedures and instructions described in the Notice. You may also vote by telephone by calling 1-800-690-6903. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. You may vote by mail by completing and mailing in a paper proxy card, which you must request by following the instructions contained in the Notice. If you virtually attend the Annual Meeting via the Internet, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail, and your in-person vote will supersede any vote previously cast.

Street Name Holders. If, like many stockholders of the Company, you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee. Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to virtually attend the Annual Meeting via the Internet, vote by one of the methods permitted by your bank or broker so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to virtually attend the Annual Meeting via the Internet. Street name holders must follow voting instructions from their banks or brokers and may be able to vote by Internet or telephone if their banks or brokers make those methods available. If you are a street name holder and you wish to cast a vote during the Annual Meeting, you must contact your bank or broker to vote or obtain your 16-digit control number to vote your shares during the Annual Meeting.

To ask questions of management at the Annual Meeting, you will be required to submit your questions in advance of the Annual Meeting by 1:00 p.m. Mountain Time on March 4, 2025 by visiting www.proxyvote.com. Management will respond to relevant questions received prior to this deadline, subject to time restrictions during the Annual Meeting. To participate in the live audio webcast of the Annual Meeting visit www.virtualshareholdermeeting.com/NGVC2025. If you are unable to locate your 16-digit control number, you will not be able to submit questions in advance of the Annual Meeting.

How can I revoke a previously submitted proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Corporate Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation that is dated later than the proxy; (ii) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (iii) completing a later-dated proxy and delivering it to the Corporate Secretary of the Company before the taking of the vote during the Annual Meeting; or (iv) virtually attending the Annual Meeting via the Internet and voting in person (although virtual attendance at the Annual Meeting via the Internet will not in and of itself constitute a revocation of a proxy). If you are a street name holder, you must contact your brokerage firm or bank to change your vote or obtain your 16-digit control number if you wish to cast your vote during the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered to Natural Grocers by Vitamin Cottage, Inc., 12612 West Alameda Parkway, Lakewood, Colorado 80228, Attention: Heather Isely, Corporate Secretary, before the taking of the vote during the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, executive officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, executive officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many shares must be present at the Annual Meeting?

The representation in person or by proxy of the holders of at least a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the business properly brought before the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the stockholders meeting or is not permitted to vote those shares on a non-routine matter.

How many votes are required to approve each proposal?

For Proposal 1, the election of a Class I director, directors are elected by a plurality of the votes cast, either in person or represented by proxy. Therefore, the Class I director nominee will be elected as a director if she receives an affirmative vote. Cumulative voting by stockholders is not permitted in the election of directors.

For Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025 (“fiscal 2025”), the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. While we are seeking stockholder approval as a matter of good corporate governance, we are not required to do so. If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025 is not ratified by the stockholders, our audit committee will consider the adverse vote as direction to consider appointing another independent registered public accounting firm for the next fiscal year. However, because of the difficulty in making any change in our independent registered public accounting firm so long after the beginning of the current fiscal year, the appointment for fiscal 2025 will stand unless the audit committee finds other good reason for making a change.

For Proposal 3, the vote to approve an amendment to our Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by amendments to Delaware law, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on this matter is required for approval.

The vote on each matter submitted to stockholders will be tabulated separately by Broadridge Financial Solutions.

How will executed proxies or shares held in street name be voted?

All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications.

If you hold your shares in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, it may vote your shares as it decides as to each matter for which it has discretionary authority under the rules of the New York Stock Exchange (“NYSE”).

There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the bank, broker or other nominee should vote your shares, and the bank, broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which stockholders are voting. Abstentions will be counted as present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will have no effect on the outcome of Proposals 1 or 2, but would have the effect of a vote “Against” Proposal 3.

If your shares are held in street name and you do not give voting instructions, the record holder, pursuant to Rule 452 of the NYSE, will not be permitted to vote your shares with respect to Proposal 1 (election of a director), or Proposal 3 (the vote to approve an amendment to our Certificate of Incorporation) and your shares will be considered “broker non-votes” with respect to such proposal. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 2 (the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2025) in the discretion of the record holder. Broker non-votes will have no effect on the outcome of Proposal 1, but will have the effect of a vote “Against” Proposal 3.

Is there other business to come before the Annual Meeting?

Aside from Proposals 1 through 3 described under “What are the purposes of the Annual Meeting?” above, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote FOR the election of the Class I director nominee; FOR ratification of the appointment of KPMG LLP; and FOR the approval of an amendment to our Certificate of Incorporation.

When are stockholder proposals due for next year’s Annual Meeting?

Pursuant to the various rules promulgated by the SEC, to be considered for inclusion in next year’s proxy materials, you must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and your proposal must be submitted in writing by September 26, 2025 to our Corporate Secretary at 12612 West Alameda Parkway, Lakewood, Colorado 80228. In addition to the requirements of the Exchange Act, if you wish to submit a nomination or proposal to be properly brought before the 2026 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must comply with the advance notice provisions of our bylaws by giving timely notice in proper written form to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the 2025 Annual Meeting. The anniversary of the 2025 Annual Meeting will be March 5, 2026. Thus, you must submit such nomination or proposal no later than December 5, 2025, and no earlier than November 5, 2025. In addition to satisfying the requirements under our bylaws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 of the Exchange Act must provide the required notice of intent to solicit proxies to the Corporate Secretary no later than 60 days prior to the anniversary of the 2025 Annual Meeting (no later than January 4, 2026 for nominees for the 2026 Annual Meeting of Stockholders).

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1 - ELECTION OF CLASS I DIRECTOR

Our Board currently consists of seven members. Our amended and restated certificate of incorporation and bylaws divide our Board into three classes. One class is elected each year for a term of three years. Our bylaws provide that our Board will consist of a number of directors to be fixed from time to time by a resolution of the Board but shall consist of no less than one director and no more than nine directors.

The following table sets forth the class of which each member of the Board is a member, the year in which he or she first became a director, and whether or not he or she is considered “independent” under the rules of the NYSE. The sections of this Proxy Statement below entitled “Executive Officers and Directors” and “Corporate Governance” provide additional information about the Board and its committees and our corporate governance.

Class	Director’s Name and Year First Became a Director	Independent?
Class I (term expires 2025)	Elizabeth Isely (2012)	No
Class II (term expires 2026)	Zephyr Isely (2012)	No
	David Rooney (2020)	Yes
	Sandra Buffa (2023)	Yes
Class III (term expires 2027)	Heather Isely (2012)	No
	Kemper Isely (2012)	No
	Edward Cerkovnik (2013)	Yes

Election of Class I Director

The term of our Class I director will expire at the Annual Meeting. Accordingly, Ms. Elizabeth Isely is standing for re-election to the Board as a Class I director.

The Board has nominated Ms. Isely and recommended that she be re-elected to the Board as a Class I director, to hold such position until the 2028 Annual Meeting of Stockholders and until her successor has been duly elected and qualified or until her earlier death, resignation or removal. Ms. Isley is an Executive Vice President of the Company and, thus, is not independent under the rules of the NYSE.

Conclusion

The Board knows of no reason why Ms. Isely would be unable or unwilling to serve. However, if she should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of the nominee.

This proposal for the election of directors relates solely to the election of the Class I director and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Required Vote

For Proposal 1, the election of the Class I director, directors are elected by a plurality of the votes cast, either in person or represented by proxy. Therefore, the Class I director nominee will be elected as a director if she receives an affirmative vote of the stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RE-ELECTION OF THE FOREGOING NOMINEE TO SERVE AS A MEMBER OF THE DESIGNATED CLASS OF THE BOARD.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” Ms. Elizabeth Isely to serve as a Class I director.

PROPOSAL 2 - RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our stockholders are being asked to ratify our audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025. KPMG LLP has served as the Company’s independent registered public accounting firm since 2012, and as the independent registered public accounting firm of Vitamin Cottage Natural Food Markets, Inc., a wholly owned subsidiary of the Company (the “Operating Company”), since 2010. The Company has engaged KPMG LLP to perform the audit of our financial statements and the audit of our internal control over financial reporting as of and for the year ending September 30, 2025.

The audit committee is solely responsible for selecting our independent auditors. The Board has ratified the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm and is now seeking the stockholders’ ratification of such appointment. Although stockholder ratification of the appointment of KPMG LLP is not required by law, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by an independent registered public accounting firm in evaluating the integrity of financial controls and reporting. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will consider whether to engage another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

A representative of KPMG LLP is expected to be virtually present at the Annual Meeting via the Internet and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions submitted in advance of the Annual Meeting.

Principal Accounting Fees and Services

To the knowledge of management, neither KPMG LLP nor any of its members has any direct or material indirect financial interest in the Company or any connection with the Company in any capacity other than as our independent registered public accounting firm.

The following table presents the fees for professional audit services rendered by KPMG LLP for: (i) the audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2023 (“fiscal 2023”) and the Company’s internal control over financial reporting as of September 30, 2023; (ii) the audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2024 (“fiscal 2024”) and the Company’s internal control over financial reporting as of September 30, 2024; and (iii) fees billed for all other services rendered by KPMG LLP during those fiscal years.

	2023	2024
Audit Fees(1)	$909,000	$974,000
All Other Fees	—	—
Total	$909,000	$974,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audits of our consolidated financial statements and our internal control over financial reporting, as well as services that generally only our independent registered public accounting firm can reasonably provide, including services rendered in connection with SEC filings.

The audit committee charter provides that the audit committee shall approve the fees and compensation to be paid to the independent registered public accounting firm, and shall approve in advance any non-audit services to be performed by the independent registered public accounting firm. The audit committee currently complies with this requirement on an engagement-by-engagement basis. All services and fees of KPMG LLP in fiscal 2023 and fiscal 2024 were approved by our audit committee. Our audit committee has adopted policies and procedures for the review and pre-approval by the audit committee of all audit services and permissible non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, and the rotation of the lead audit partner and concurring audit partner and hiring employees or former employees of our independent registered public accounting firm. Our audit committee has approved, in accordance with such policies and procedures, the engagement of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2025.

Required Vote

For Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2025, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2025.

PROPOSAL 3- APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY AMENDMENTS TO DELAWARE LAW

Background

Exculpation provisions in corporate governing documents generally eliminate individual liability for monetary damages in direct claims of a breach of the duty of care. Our Certificate of Incorporation currently provides for the exculpation of directors but does not include a provision that allows for the exculpation of officers.

Until August 1, 2022, the Delaware General Corporation Law (“DGCL”) limited exculpation to directors alone. However, legislation enacted in the State of Delaware now permits Delaware corporations to include a provision in their certificates of incorporation to exculpate certain officers, consistent with Delaware corporations’ ability to exculpate directors, for personal liability for breach of the duty of care in certain actions.

In light of this change to the DGCL, stockholders are being asked to approve an amendment to Section 10.1 of Article 10 of our Certificate of Incorporation, which is set forth in the Certificate of Amendment attached as Appendix A to this Proxy Statement, to provide for exculpation of certain of our officers from liability in specific circumstances, as now permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

The rationale for limiting an officer’s scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company’s ability to attract and retain talented officers to work on our stockholders’ behalf.

Purpose of the Proposal

Addressing Rising Litigation and Insurance Costs for Stockholders

Prior to the DGCL amendment, stockholder plaintiffs brought certain claims in Delaware – which would otherwise have been exculpated if brought against directors – against individual officers to avoid dismissal of such claims. The amendment of the DGCL was adopted in part to address rising litigation and insurance costs for corporations that resulted from the inconsistent treatment under Delaware corporate law of exculpation of directors and officers. Accordingly, this amendment of our Certificate of Incorporation will more closely align the protections available to our officers with those currently available to our directors. In addition, we are not proposing this change to the Certificate of Incorporation in anticipation of any specific litigation confronting the Company; instead, we are proposing this change on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

Enhanced Ability to Attract and Retain Officers

The Board believes that enhancing our ability to retain and attract experienced officers is in the best interests of the Company, and we should seek to assure such persons that exculpation under certain circumstances is available. We believe that failing to adopt this proposal to amend our Certificate of Incorporation could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company. The protections provided by this amendment have long been available to directors, and the Board believes that aligning these protections are in the best interests of the Company.

Accordingly, in response to the benefits we believe would accrue to the Company and our stockholders in the form of an enhanced ability to attract and retain talented officers and address rising litigation and insurance costs for stockholders, the Board recommends that our stockholders approve the amendment of our Certificate of Incorporation to limit the liability of certain officers of the Company as permitted under Delaware law.

Proposal

Stockholders are being asked to approve an amendment to Section 10.1 of Article 10 of our Certificate of Incorporation to provide for exculpation of certain of our officers from liability in specific circumstances. If approved, this proposal would amend and restate Section 10.1 of Article 10 of the Certificate of Incorporation to read in its entirety as follows (additions are indicated by double underlining):

Limitation on Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under Section 102(b)(7) the Delaware General Corporation Law as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law hereafter enacted that further limits the liability of a director or officer.

Required Vote

Proposal 3, under the DGCL, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on this matter for approval.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY AMENDMENTS TO DELAWARE LAW.

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information concerning our current executive officers and directors as of the date of this Proxy Statement. The business address of all of our executive officers and directors is 12612 West Alameda Parkway, Lakewood, Colorado 80228.

Name	Age	Position(s)
Kemper Isely	62	Chairman, Director and Co-President
Zephyr Isely	75	Director and Co-President
Heather Isely	59	Director, Executive Vice President and Corporate Secretary
Elizabeth Isely*	70	Director and Executive Vice President
Sandra Buffa	72	Director
Edward Cerkovnik	67	Director
David Rooney	66	Director
Richard Hallé	60	Chief Financial Officer

*	Nominee for re-election as a director.

Kemper Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1977 and during his tenure with our Company has functioned as Store Manager, Warehouse Manager, Director of Marketing, Director of Purchasing, Director of Operations and Director of Finance.

We believe Mr. Kemper Isely’s qualifications to serve on our Board include his knowledge of our Company and the food retail industry and his extensive management experience at our Company.

Zephyr Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1969 and during his tenure with our Company has functioned as Store Manager, Director of Receiving, Warehouse Manager, Director of Operations, Director of Purchasing, Director of Accounting, Manager of Payroll and Compensation and Director of Information Systems.

We believe Mr. Zephyr Isely’s qualifications to serve on our Board include his knowledge of our Company and the food retail industry and his extensive management experience at our Company.

Heather Isely has been a director and our Executive Vice President and Corporate Secretary since 1998. Ms. Heather Isely joined the Company as an employee in 1989 and during her tenure with our Company has functioned as Produce Coordinator, Store Manager, Manager of Quality Control, Director of Nutrition Education, Manager of Operations, Manager of Compensation, Manager of Training and Director of Human Resources.

We believe Ms. Heather Isely’s qualifications to serve on our Board include her knowledge of our Company and the food retail industry and her extensive management experience at our Company.

Elizabeth Isely has been a director and our Executive Vice President since 1998. Ms. Elizabeth Isely joined the Company as an employee in 1977 and during her tenure with our Company has functioned as Store Manager, Regional Manager, Director of Operations, Manager of Training and Director of New Store Openings.

We believe Ms. Elizabeth Isely’s qualifications to serve on our Board include her knowledge of our Company and the food retail industry, her experience in opening our new stores and her extensive management experience at our Company.

Sandra Buffa has been a director since August 2023. She served as Chief Financial Officer of the Company from 2008 to 2017. Prior to her role with the Company, Ms. Buffa previously served as Chief Financial Officer at QCE, LLC, the parent company of the Quizno's restaurant chain, as Senior Vice President, Chief Financial Officer and Treasurer of Mrs. Fields' Original Cookies, Inc., and as President and Chief Operating Officer of Crabtree & Evelyn, Ltd. She began her career with PricewaterhouseCoopers, including as a senior audit manager.

We believe that Ms. Buffa’s qualifications to serve on the Board include her extensive retail industry experience, her direct knowledge of our Company and significant experience in business operations, corporate finance and financial reporting.

Edward Cerkovnik has been a director since July 23, 2013. Mr. Cerkovnik is a founder, a director and the Co- Chief Executive Officer of Breckenridge-Wynkoop, LLC, which owns and operates brew pubs, ale houses and other restaurant concepts. He was a founder, officer and director of Breckenridge Holding Company, the owner and operator of the Breckenridge Brewery, from its inception in 1994 until its sale in 2016. In addition, Mr. Cerkovnik has been an active principal in other restaurant and commercial real estate projects since 1994.

We believe that Mr. Cerkovnik’s qualifications to serve on the Board include his knowledge of the retail industry and significant experience in business ownership and operations.

David Rooney has been a director since August 5, 2020. During Mr. Rooney’s 40-year career with Deloitte & Touche LLP (“Deloitte”), he served as an audit partner and held numerous leadership roles. Prior to his retirement from Deloitte in 2020, Mr. Rooney served as partner-in-charge of the Denver audit practice, as Colorado practice leader for services to the Consumer & Industrial products industries, and as an advisory partner, advising public and private companies on critical business issues. Mr. Rooney has extensive experience in the areas of accounting and finance, risk assessment, internal controls, corporate governance, mergers and acquisitions, and public offerings.

We believe that Mr. Rooney’s qualifications to serve on the Board include his significant experience with financial reporting by public companies and his experience with risk assessment, internal controls and corporate governance.

Richard Hallé has served as our Chief Financial Officer since January 1, 2025. Prior to his appointment, Mr. Hallé served as a member of our Board and Audit Committee from 2012 until October 2024, and as a member of our Compensation Committee from August 2020 until October 2024. Mr. Hallé previously served as a managing director of Alvarez and Marsal Private Equity Performance Improvement Group, a global business management consulting firm, from March 2023 to October 2024. From 2011 until 2021, Mr. Hallé served as the Chief Financial Officer of Vivial Inc., a digital marketing technology company, overseeing finance, including accounting, treasury, tax, planning, forecasting, budgeting and financial reporting. Previously, Mr. Hallé served as the Chief Financial Officer and Secretary of DTN Holding Company, Inc. from 2003 to 2008 and as a Managing Director of FTI Consulting, Inc. from 2002 to 2003 where he developed business and finance strategies.

Kemper Isely, Zephyr Isely and Heather Isely are siblings. Elizabeth Isely was previously married to a member of the Isely family who is not currently involved in Company operations.

CORPORATE GOVERNANCE

Board of Directors

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board currently has seven members, Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, Sandra Buffa, Edward Cerkovnik, and David Rooney. Our bylaws provide that our Board consists of a number of directors to be fixed from time to time by a resolution of the Board.

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	Elizabeth Isely is a Class I director; her term will expire at the Annual Meeting and she has been nominated for re-election at the Annual Meeting;

•	Zephyr Isely, Sandra Buffa and David Rooney are Class II directors; their terms will expire at the 2026 Annual Meeting of Stockholders; and

•	Heather Isely, Kemper Isely and Edward Cerkovnik are Class III directors; their terms will expire at the 2027 Annual Meeting.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the Annual Meeting of Stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change in our management or a change in control.

A voting agreement entered into with and among our major stockholders is in effect and provides the Isely family with control over the election of directors. See “Certain Relationships and Related Party Transactions-Stockholders Agreement” in this Proxy Statement for a description of this agreement. Directors can be removed from our Board only for cause, as defined in our amended and restated certificate of incorporation. Vacancies on our Board, and any new director positions created by the expansion of our Board, can be filled only by a majority vote of the remaining directors then in office.

Board Leadership Structure and Risk Oversight

The Chairman of our Board is also a Co-President of the Company. Because of his knowledge of and insight into our business, we believe Mr. Kemper Isely is in the best position to focus the attention of our independent directors on matters that are the most critical to our Company. We also believe that Mr. Kemper Isely’s effectiveness in promoting the Company and forming new business relationships is significantly enhanced by his role as both the Chairman and a Co-President. We do not currently have a lead independent director. Mr. Rooney currently serves as the presiding director at executive sessions of the Board at which only non-management directors are present.

Our Board and audit committee are responsible for overall supervision of our risk management activities and oversight of the material risks facing the Company. Our Board administers its risk oversight function primarily through the audit committee, which oversees our risk management practices (with the exception of cybersecurity risk, which is overseen by the full Board, as described further below). The audit committee is responsible for, among other things, discussing with management our major risk exposures and actions taken to monitor and mitigate these exposures. To this end, management provides regular reports to the audit committee regarding the risks facing the Company and the steps taken to address those risks. The audit committee also discusses with management our guidelines, policies and business practices that govern the risk assessment and management process.

The Board receives presentations throughout the year from various business department leaders that include, as appropriate, discussion of significant risks. At each Board meeting, Mr. Kemper Isely, our Chairman and Co-President, addresses matters of particular importance to the Company, including any significant areas of risk that require Board attention. Further, our independent directors, in executive sessions, address significant areas of risk outside the presence of Company employees.

We have identified cybersecurity as a critical part of the Company’s risk management activity. Our Board is responsible for oversight of cybersecurity risk and has appointed the Operating Company’s Vice President of Information Technology as the point person for biannual reporting to the Board on cybersecurity risks and actions taken to mitigate those risks. We have a dedicated team that is responsible for managing enterprise-wide information security strategy, policy, standards, architecture and processes. For additional information regarding our Board’s oversight of cybersecurity, please see “Cybersecurity” in Item 1C. of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

Controlled Company and Director Independence

We have elected to avail ourselves of the “controlled company” exception under the corporate governance rules of the NYSE. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. Certain members of the Isely family holding over 50% of our Common Stock are parties to a stockholders agreement (the “Stockholders Agreement”) pursuant to which they control the election of our directors, and we are therefore a “controlled company.” As a result, we have elected not to have a majority of “independent directors” on our Board, we do not have a compensation committee composed entirely of “independent directors” and compensation for our executives and the selection of our director nominees are not determined by a majority of “independent directors,” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are subject to, and have complied with, the requirements of the SEC and the NYSE, which require that our audit committee be composed of at least three members, each of whom is required to be independent.

Consistent with these requirements, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following three directors are independent directors within the meaning of the applicable NYSE and SEC rules and regulations: Sandra Buffa, Edward Cerkovnik, and David Rooney. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Specifically, the Board solicited and considered information from each such director regarding whether he or she, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation. In making its determination as to Mr. Cerkovnik’s independence, the Board considered the Operating Company’s commercial relationship with Teakoe & Company Inc. (“Teakoe”), a Colorado-based producer of organic teas, which is discussed in more detail under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” below. Teakoe, of which Mr. Cerkovnik is a minority shareholder and director, has entered into a supply agreement with the Operating Company to source organic tea products for sale in our stores. The amount we paid Teakoe for products during fiscal 2024 was approximately $250,000. Mr. Cerkovnik had no input in the Operating Company’s selection of Teakoe as a vendor or the terms of its relationship with Teakoe. Mr. Cerkovnik does not have any direct or indirect interest in the transaction other than as a result of being a minority shareholder and director of Teakoe. This arms-length commercial relationship was approved by our audit committee in accordance with our policies and procedures for related party transactions.

Kemper Isely, our Co-President; Zephyr Isely, our Co-President; Heather Isely, our Executive Vice President and Corporate Secretary; and Elizabeth Isely, our Executive Vice President, are not independent directors. Each is an employee of the Company and a party to the Stockholders Agreement.

Communications with the Board

The Board welcomes questions or comments about our Company and its operations. Interested parties and stockholders may contact the Board as a whole, our non-management directors, or any one or more individual directors by sending a letter to the intended recipient’s attention c/o Natural Grocers by Vitamin Cottage, Inc. Attention: Corporate Secretary, 12612 West Alameda Parkway, Lakewood, Colorado 80228. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Board those that the Corporate Secretary believes require immediate attention. The Corporate Secretary will periodically provide the Chairman of the Board with a summary of all such communications. The Chairman of the Board will notify the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

Meetings of the Board

The Board met five times during fiscal 2024. Each Board member attended at least 75% of the meetings of the Board held during fiscal 2024. During fiscal 2024, our Board held four executive sessions at which only non-management directors were present. Pursuant to our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and all committees on which they sit (including separate meetings of non-management directors), with the understanding that, on occasion, a director may be unable to attend a meeting in person or by teleconference. It is the Company’s policy to encourage directors to attend the Annual Meeting of Stockholders and all eight members of the Board attended our 2024 Annual Meeting of Stockholders.

Committees of the Board

Our Board has two committees: an audit committee and a compensation committee. Each committee member is appointed by the Board and will serve until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Each committee member attended at least 75% of the meetings of each committee on which he or she served during fiscal 2024.

The following table provides membership and meeting information for fiscal 2024 for each of our Board committees:

Name	Independent?	Audit Committee	Compensation Committee
Mr. Kemper Isely	No		Member
Mr. Zephyr Isely	No
Ms. Heather Isely	No		Chair
Ms. Elizabeth Isely	No
Ms. Sandra Buffa*	Yes	Member	Member
Mr. Edward Cerkovnik	Yes	Member	Member
Mr. Richard Hallé*	Yes	Member	Member
Mr. David Rooney	Yes	Chair
Total meetings in fiscal 2024		5	4

                       __________________

*

Mr. Hallé served as a member of the audit committee and compensation committee prior to his resignation from the Board in October 2024. Following Mr. Hallé’s resignation from the Board, Ms. Buffa was appointed to serve on the compensation committee.

Audit Committee

Our audit committee assists our Board in fulfilling its oversight responsibilities over our financial reporting and internal control processes. The audit committee is responsible for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policies;

•	reviewing and approving related party transactions;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•

reviewing the performance of the independent registered public accounting firm and making decisions regarding the appointment or termination of the independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accounting firm; and

•	making recommendations to the Board with respect to the foregoing and other matters.

Ms. Buffa, Mr. Cerkovnik, and Mr. Rooney, each of whom is an independent director, currently serve on the audit committee, with Mr. Rooney serving as the chair of the audit committee. Prior to his resignation from the Board in October 2024, Mr. Hallé served on the audit committee. Mr. Rooney and Ms. Buffa have been determined to be audit committee financial experts, as such term is defined under applicable SEC rules. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee met five times during fiscal 2024. During fiscal 2024, our audit committee held four executive sessions at which only non-management directors were present. Our Board has adopted an audit committee charter, which sets forth in detail the duties and responsibilities of the audit committee and is available on our corporate website at investors.naturalgrocers.com.

Report of the Audit Committee

The audit committee is responsible for overseeing our accounting and financial reporting functions. The audit committee relies on the expertise and knowledge of management and the Company’s independent auditors in carrying out its oversight responsibilities. Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing those financial statements, auditing our internal control over financial reporting and issuing reports thereon.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2024 with management of the Company and with KPMG LLP, the Company’s independent registered public accounting firm. The audit committee also reviewed and discussed with KPMG LLP the quarterly financial statements for each quarter during fiscal 2024 and the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

Respectfully submitted,

David Rooney (Committee Chair)

Sandra Buffa

Edward Cerkovnik

The material in the above report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	establishing our compensation philosophy and reviewing our compensation practices and policies, including equity benefit plans and incentive compensation;

•	reviewing key employee compensation policies;

•	monitoring performance and compensation of our employee‑directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	overseeing the preparation of any disclosure relative to compensation practices.

Ms. Heather Isely, Ms. Buffa, Mr. Cerkovnik and Mr. Kemper Isely currently serve on the compensation committee, with Ms. Heather Isely serving as the chair of the compensation committee. Prior to his resignation from the Board in October 2024, Mr. Hallé served on the compensation committee.

The compensation committee met four times during fiscal 2024. During fiscal 2024, our compensation committee held one executive session at which only non-management directors were present. Our Board has adopted a compensation committee charter, which sets forth in detail the duties and responsibilities of the compensation committee and is available on our corporate website at investors.naturalgrocers.com.

In June 2023, in preparation for the advisory vote on the compensation paid to our Named Executive Officers at the 2024 Annual Meeting, our compensation committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the committee’s independent compensation consultant and to conduct an executive compensation study with respect to Fiscal 2023 executive compensation decisions. The compensation committee did not engage an independent compensation consultant to conduct an executive compensation study of fiscal 2024 executive compensation. Our Co-Presidents have provided, and we expect that our Co-Presidents will continue to provide, recommendations to our compensation committee regarding pay levels for all executive officers. In fulfilling its responsibilities, our compensation committee may delegate its authority to subcommittees, including subcommittees consisting solely of one or more employees of the Company.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Heather Isely (Committee Chair)

Sandra Buffa

Edward Cerkovnik

Kemper Isely

The material in the above report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Process for Recommending Candidates for Election to the Board of Directors

We do not have a nominating committee. Instead, our Board is responsible for recommending director candidates for election. This is appropriate, in the opinion of the Board, because we are a “controlled company” under NYSE rules and certain members of the Isely family hold over 50% of our Common Stock and control the election of our directors. All our directors participate in the consideration of director nominees.

Additionally, our Board will consider director candidates recommended by stockholders, provided that stockholders making such recommendations comply with the advance notice procedures contained in Section 2.07 of our bylaws. The Board did not receive any director recommendations from stockholders for consideration at the Annual Meeting.

The Board will evaluate candidates properly recommended by stockholders based on the same criteria applied to other director nominees. However, for candidates recommended by stockholders, the Board may consult with certain members of the Isely family who are parties to a Stockholders Agreement that control the election of our directors, to ensure that such nominees will make a meaningful contribution to the Board and are likely to receive the affirmative vote of the holders of a majority of the outstanding Common Stock.

As described in the Company’s Corporate Governance Guidelines, the Board identifies candidates based on the following criteria:

•	judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	diversity of viewpoints, backgrounds and experiences;

•	business or other relevant experience; and

•

the extent to which the integrity of the candidate’s expertise, skills, knowledge and experience with that of the other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

As described above, the Board considers the diversity of viewpoints, backgrounds and experiences in identifying and evaluating director nominees, but does not have a formal policy with regard to diversity. The Board identifies director nominees based on the above criteria by consulting with other industry leaders and members of the business community.

Sustainability and Social Responsibility

We are committed to operating our business in a manner that promotes corporate social responsibility and supports environmentally sustainable products and practices. In addition to selling only organic produce, we have put in place standards for dairy, eggs, meat and seafood that prioritize sustainable and ecologically responsible agricultural practices. We have also implemented measures to eliminate food waste, reduce our carbon footprint and optimize the diversion of waste to recycling and compost at our stores. In addition, we donate cash and usable products to local food banks and non-profit organizations. We do not provide single-use paper or plastic bags at our registers, and have eliminated single-use plastic produce bags at all our stores. We expect to continue adopting practices that improve our relationship with the environment and enhance our commitment to social responsibility.

In February 2024, we issued our environmental, social, and governance report for fiscal 2023, which describes our progress, initiatives and core principles regarding sustainability. We expect to issue our sustainability report for fiscal 2024 in February 2025. For more information regarding our sustainability practices and to review our sustainability report, please visit our website at naturalgrocers.com/sustainability. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website, including our sustainability report.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These guidelines are a flexible framework within which the Board may conduct its business. Moreover, they help to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other matters, Board composition and selection, board meetings and involvement of senior management, executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines reflect NYSE and SEC rules and requirements. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at the Company’s website at investors.naturalgrocers.com.

Insider Trading Policy

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by our directors, officers and employees. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 13, 2025, regarding beneficial ownership of our Common Stock by:

•	each person known to us to beneficially own more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Shares of Common Stock issuable within 60 days to a person are deemed outstanding for purposes of computing the percentage of shares owned by such person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

To our knowledge, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them and none of the shares shown as beneficially owned by the named executive officers or directors has been pledged as security.

The address for each person named in the table below is c/o Natural Grocers by Vitamin Cottage, Inc., 12612 West Alameda Parkway, Lakewood, Colorado 80228, except as otherwise noted in the footnotes to the table.

	Shares of Common Stock Beneficially Owned(1)
Beneficial Owner	#	%
5% Stockholders:
Isely Family Group(2)	13,324,155	58.1%
CTVC, LLC(2)(3)	1,037,939	4.5%
Dimensional Fund Advisors LP(4)	1,315,946	5.7%
Named Executive Officers and Directors:
Kemper Isely(2)(5)	3,314,495	14.5%
Zephyr Isely(2)(6)	3,258,488	14.2%
Heather Isely(2)(7)	1,044,765	4.6%
Elizabeth Isely(2)(8)	1,282,666	5.6%
Todd Dissinger (former CFO)	90,595	*
Sandra Buffa (director)(9)	12,019	*
Edward Cerkovnik (director)(9)	60,216	*
Richard Hallé (CFO and former director)(9)	67,836	*
David Rooney (director)(9)	18,832	*
Executive officers and directors as a group (8 persons) (10)	13,483,058	58.8%

*	Represents less than 1%

(1)

This table is based upon information supplied by officers, directors and principal stockholders, including in the Schedule 13D filed by members of the Isely family voting group with the SEC on August 6, 2012, as amended. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,931,226 shares of our Common Stock outstanding on January 13, 2025.

(2)

In connection with the reorganization transactions effected in connection with our IPO, each of Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, certain trusts or entities controlled by one or more of them, certain other Isely family members, certain custodial accounts benefiting other Isely family members, and certain entities (the “Controlled Entities”) now controlled by Ms. Rose Marie Bowden but owned by the above named Iselys and their family members (directly or indirectly through trusts) entered into the Stockholders Agreement, pursuant to which they agreed to, among other things, limitations on the sale of their shares of Common Stock and to vote all of their shares of Common Stock in the election of directors consistent with the recommendations of at least three of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely, subject to certain exceptions. Ms. Bowden has agreed to exercise control of the Controlled Entities on behalf of the above-named Iselys. The parties to the Stockholders Agreement may therefore be deemed to share voting and investment power over the shares subject to such agreement and be members of a group for beneficial ownership reporting purposes with respect to such shares. The number of shares identified as beneficially owned by the Isely Family Group includes 444,044 shares not subject to the voting provisions of the Stockholders Agreement that are held in trusts benefiting or established by Isely family members, over which Ms. Bowden currently has sole voting and investment power.

(3)

Consists of shares of Common Stock held by CTVC, LLC for the benefit of the Isely Children’s Trust and its beneficiaries. Ms. Bowden is the sole manager of CTVC, LLC which has sole voting and investment power over the shares of Common Stock held by it. The number of shares identified as beneficially owned by CTVC, LLC excludes shares of Common Stock deemed to be beneficially owned by it solely because of the Stockholders Agreement.

(4)

Based upon information contained in the Schedule 13G/A filed by the beneficial owner with the SEC on February 9, 2024. Dimensional Fund Advisors LP (“Dimensional”) reports sole voting power with respect to 1,288,876 shares of Common Stock and sole dispositive power with respect to 1,315,946 shares of Common Stock. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)

Includes 3,117,812 shares beneficially owned directly by Mr. Kemper Isely; 91,938 shares owned directly by the LaRock and Luke Isely Trust, with respect to which Mr. Kemper Isely shares voting and investment power with Mr. Zephyr Isely as co-trustee of the trust; and 104,745 shares held by Ritchie K. Isely, Mr. Kemper Isely’s son, who shares Mr. Kemper Isely’s permanent residence. The number of shares identified as beneficially owned by Mr. Kemper Isely excludes shares of Common Stock deemed to be beneficially owned by him solely because of the Stockholders Agreement.

(6)

Includes 3,166,550 shares beneficially owned directly by Mr. Zephyr Isely; and 91,938 shares owned directly by the LaRock and Luke Isely Trust, with respect to which Mr. Zephyr Isely shares voting and investment power with Mr. Kemper Isely as co-trustee of the trust. The number of shares identified as beneficially owned by Mr. Zephyr Isely excludes shares of Common Stock deemed to be beneficially owned by him solely because of the Stockholders Agreement.

(7)

Includes 941,020 shares beneficially owned directly by Ms. Heather Isely; and 103,745 shares held by Charles L. Isely-Rice, Ms. Heather Isely’s son, who shares Ms. Heather Isely’s permanent residence. The number of shares identified as beneficially owned by Ms. Heather Isely excludes shares of Common Stock deemed to be beneficially owned by her solely because of the Stockholders Agreement.

(8)

Includes 1,282,666 shares beneficially owned directly by Ms. Elizabeth Isely. The number of shares identified as beneficially owned by Ms. Elizabeth Isely excludes shares of Common Stock deemed to be beneficially owned by her solely because of the Stockholders Agreement.

(9)	Includes the following restricted stock units which will vest within 60 days: 3,736 restricted stock units granted to each of Ms. Buffa and Messrs. Cerkovnik, Hallé and Rooney.

(10)	Excludes shares held by Mr. Dissinger, who retired as Chief Financial Officer on December 31, 2024.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion, including the overall principles underlying our executive compensation policies, relates to the compensation of our named executive officers (“NEOs”), consisting of: (i) our Co-Presidents; (ii) our former Chief Financial Officer; and (iii) our other two most highly compensated executive officers for fiscal 2024. Mr. Dissinger retired as Chief Financial Officer of the Company effective December 31, 2024, and was succeeded by Richard Hallé effective January 1, 2025.

Our NEOs for fiscal 2024 were:

•	Kemper Isely, Chairman and Co-President

•	Zephyr Isely, Co-President

•	Heather Isely, Executive Vice President and Corporate Secretary

•	Elizabeth Isely, Executive Vice President

•	Todd Dissinger, former Chief Financial Officer

Objectives of our executive compensation program

Hiring and retaining our officers and other key employees is critically important to ensure the continuity and stability required to grow our business. Our executive compensation and benefits program is designed to attract, retain, reward and create incentives for a highly talented and committed team of executive officers who share our vision and desire to work toward our goals.

Compensation decisions in fiscal 2024 regarding our NEOs were made by our compensation committee. Our compensation philosophy is to provide our NEOs with a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of our stockholders. Our approach to executive compensation is intended to reward our NEOs for making strong individual contributions to our success and creating long-term value. Given that all of our NEOs other than Mr. Dissinger, our former Chief Financial Officer, are members of the Isely family and have a substantial ownership stake in the Company, we believe that our Co-Presidents and our Executive Vice Presidents have significant incentives to create shareholder value without participation in the Company’s equity incentive program. In consideration of each of their individual contributions to the Company’s strong financial and operating performance in fiscal 2024, Ms. Heather Isely, Ms. Elizabeth Isely and Mr. Dissinger were eligible to receive cash-based incentive compensation for fiscal 2024. See “—Primary elements of compensation; Compensation decisions for fiscal 2024” below for a discussion of the compensation committee’s compensation decisions for fiscal 2024.

Executive compensation process

Compensation‑setting process. During fiscal year 2024, our compensation committee did not engage an independent compensation consultant to conduct an executive compensation study. In advance of the next advisory vote to approve the compensation paid to our NEOs, the Company intends to engage an independent compensation consultant to conduct an executive compensation study.

Our compensation committee currently consists of Ms. Heather Isely, Mr. Kemper Isely, Mr. Cerkovnik and Ms. Buffa. Mr. Hallé served on our compensation committee prior to his resignation from the Board in October 2024. In addition to reviewing and approving executive compensation, our compensation committee’s duties include administering the 2012 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), which we adopted in July 2012, as subsequently amended.

At our 2024 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation paid to our NEOs during fiscal 2023 and approved holding future advisory votes regarding the compensation paid to our NEOs every three years. Accordingly, we expect to hold an advisory vote on the compensation paid to our NEOs at our 2027 Annual Meeting of Stockholders. Given the strong stockholder support reflected in the results of the advisory vote, we determined that it was advisable to continue our compensation structure consistent with past practices.

Role of management in setting compensation. During fiscal 2024, our Co-Presidents provided recommendations regarding pay levels for all executives, and we expect that these executive officers will continue to provide such input.

Use of market data. An executive compensation study completed by FW Cook for the compensation committee with respect to fiscal 2023 executive compensation compiled and analyzed market data from a 19-company peer group of retail, food, restaurant and natural product companies. For fiscal 2024 executive compensation decisions, the compensation committee did not use a peer group in setting compensation, nor did it target compensation to specific benchmarks against any peer group companies.

After consideration of the Company’s performance during fiscal 2024, as well as the individual contributions and performance of Ms. Heather Isely, Ms. Elizabeth Isely and Mr. Dissinger, our compensation committee approved the compensation decisions described below.

Primary elements of compensation; Compensation decisions for fiscal 2024

Base salary. We believe that base salaries are of primary importance to our approach to executive compensation, allowing us to attract and retain our key executives, and reward consistent contributions to our long-term success, in a manner that does not encourage excessive risk taking by our executives. The compensation committee primarily based salaries of the NEOs on its collective experience and view of appropriate fixed pay in our geographic location and industry. Additionally, the compensation committee considered non-participation in our cash-based incentive compensation program by our Co-Presidents and the absence of a long-term incentive program. The compensation committee periodically reviews base salaries and considers individual performance, the Company’s performance, internal pay equity, historical compensation practice, incentive program participation and current equity ownership levels. However, our compensation committee may exercise its discretion in setting an executive’s base salary, considering the executive’s overall contribution to our success.

At fiscal year-end 2024, the base salaries of our NEOs were as follows:

●	Kemper Isely, Co-President, $619,800
●	Zephyr Isely, Co-President, $588,000
●	Heather Isely, Executive Vice President, $540,000
●	Elizabeth Isely, Executive Vice President, $540,000
●	Todd Dissinger, Chief Financial Officer, $588,500

Effective October 1, 2024, Mr. Dissinger’s base salary was increased from $588,500 to $618,500. In making its decision to increase Mr. Dissinger’s base salary, the compensation committee considered his contributions to the Company’s strong management of the finance function and his contributions to the Company’s financial and operating performance during fiscal 2024.

Cash bonus awards. As discussed under “—Objectives of our executive compensation program” above, Ms. Heather Isely, Ms. Elizabeth Isely and Mr. Dissinger were eligible to receive a discretionary cash bonus for fiscal 2024. For fiscal 2024, the compensation committee awarded Ms. Heather Isely a discretionary cash bonus of $365,000 based on her contributions to the Company’s strong financial and operating performance during fiscal 2024 and her effective leadership of the Company’s human resources and other corporate functions. For fiscal 2024, the compensation committee awarded Ms. Elizabeth Isely a discretionary cash bonus of $365,000 based on her contributions to the Company’s strong financial and operating performance during fiscal 2024 and effective leadership of the Company’s new store openings and other corporate functions. For fiscal 2024, the compensation committee awarded Mr. Dissinger a discretionary cash bonus of $365,000 based on his contributions to the Company’s strong financial and operating performance during fiscal 2024 and effective leadership of the Company’s finance and accounting functions. Such bonuses were not paid pursuant to any non-equity incentive plan.

Equity compensation. We currently do not have a long-term equity incentive program in place for our NEOs. Given that all of our NEOs other than Mr. Dissinger are members of the Isely family and have a substantial ownership stake in the Company, we believe that they already have sufficient long-term incentives, and an equity compensation program for them is unnecessary. During fiscal 2024, none of our NEOs received any equity awards. On October 31, 2024, the compensation committee approved the acceleration of 13,327 unvested restricted stock units previously awarded to Mr. Dissinger, in connection with his retirement. Such acceleration was effective as of December 31, 2024.

Employment, severance and change in control arrangements. The Company does not have any agreements with the Company’s NEOs that provide for cash severance payments upon termination of employment or in connection with a change in control. Pursuant to the terms of an employment offer letter dated October 31, 2024, by and between the Company and Mr. Hallé, upon his appointment as Chief Financial Officer effective January 1, 2025, Mr. Hallé was granted restricted stock units that will immediately vest upon the occurrence of a “change in control” or “corporate transaction” affecting the Company, as such terms are defined in the Omnibus Plan.

Retirement plan and other benefits and perquisites. Our NEOs are eligible to participate in our employee benefit plans provided for all Company employees. These benefits include a 401(k) plan with discretionary matching employer contributions, group health and life insurance, and short-term and long-term disability insurance. We also provide all of our employees with Vitamin Bucks (store credit accrued at $1.00 per hour up to 40 hours per week) and birthday bonus pay (equivalent to a single workday). We may also provide our NEOs with a limited range of perquisites on a case-by-case basis that may include, among other things, spousal insurance and reimbursement for certain out-of-pocket medical insurance expenses.

Stock ownership guidelines. We do not have specific equity or other security ownership requirements or guidelines for NEOs. Given management’s significant equity stake in the Company, we do not believe ownership guidelines are needed at this time.

Recoupment policy. Our Board has adopted an incentive compensation recoupment policy that provides for the recoupment of certain incentive compensation from covered executive officers in the event of an accounting restatement resulting from the Company’s material noncompliance with any financial reporting requirements under the federal securities laws, which policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, and the listing standards of the NYSE.

Tax and accounting considerations. We do not require executive compensation to be tax deductible for our Company, but instead balance the cost and benefits of tax deductibility with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its NEOs. Our compensation committee considers the deductibility of compensation, but is authorized to approve compensation that is not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Risks from compensation policies and practices. Given the current equity ownership levels of our NEOs, the relative simplicity of our current compensation program and its weighting towards base salary, a fixed component of compensation, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Policies and Practices Related to the Grant of Certain Equity Awards. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. While we do not have a formal policy with respect to the timing of awards of stock options, stock appreciation rights, or similar option-like instruments to our NEOs, historically, including during fiscal 2024, our compensation committee has not granted such awards.

Summary Compensation Table

The following table provides information concerning the compensation earned by our NEOs during the fiscal years ended September 30, 2024 and 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)(1)	Total ($)
Kemper Isely, Co-President	2024	619,800	—	—		18,221	638,021
	2023	607,800	—	—		17,662	625,462

Zephyr Isely, Co-President	2024	588,000	—	—		5,159	593,159
	2023	576,000	—	—		5,044	581,044

Heather Isely, Executive Vice President	2024	540,000	365,000	—		14,116	919,116
	2023	528,000	325,000	—		17,112	870,112

Elizabeth Isely, Executive Vice President	2024	540,000	365,000	—		13,228	918,228
	2023	528,000	325,000	—		12,349	865,349

Todd Dissinger, former Chief Financial Officer	2024	588,500	365,000	—		12,354	965,854
	2023	550,000	325,000	449,993	(2)	12,022	1,337,015

(1)	Includes 401(k) retirement benefit matching contributions, Vitamin Bucks, Company paid medical and short-term disability insurance premiums and work anniversary payments.

(2)	Represents the grant date fair value of 34,220 restricted stock units granted to Mr. Dissinger on August 15, 2023.

Grants of Plan-Based Awards

During fiscal 2024, no plan-based awards were granted to any of our NEOs. The cash bonuses awarded to Ms. Heather Isely, Ms. Elizabeth Isely and Mr. Dissinger for fiscal 2024 were awarded on a discretionary basis and not pursuant to any non-equity incentive plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by Todd Dissinger, our former Chief Financial Officer, at September 30, 2024. Other than Mr. Dissinger, none of our NEOs held any outstanding equity awards at September 30, 2024.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(2)
Todd Dissinger	60,129 (1)	1,785,230

(1)

Of such restricted stock units: (i) 3,520 restricted stock units vested on October 1, 2024; (ii) 31,876 restricted stock units vested on December 31, 2024; (iii) 13,327 restricted stock units were accelerated as of December 31, 2024; and the remaining 11,406 restricted stock units were forfeited upon Mr. Dissinger’s retirement on December 31, 2024.

(2)

The market value of the awards of restricted stock units that have not vested was determined by multiplying the number of restricted stock units by $29.69, the market value of the underlying shares at September 30, 2024, the last day of fiscal 2024.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock units and stock awards held by Todd Dissinger, our former Chief Financial Officer, that vested during the year ended September 30, 2024. Other than Mr. Dissinger, none of our NEOs held any stock awards that vested, or exercised any stock options, during the year ended September 30, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Todd Dissinger	—	—	39,927	(1)	1,010,959	(2)

(1)	Represents 39,927 restricted stock units that were issued to Mr. Dissinger and settled in shares of Common Stock.

(2)	Value realized on vesting was determined by multiplying the number of shares underlying the restricted stock units by the price of the Common Stock on the date preceding settlement.

Pension Benefits

None of our NEOs participates in any qualified or non-qualified pension benefit plan sponsored by us.

Nonqualified Deferred Compensation

None of our NEOs participates in any nonqualified deferred compensation plan sponsored by us.

Employment Agreements

We do not have an employment agreement with any of our NEOs.

Potential Payments Upon Termination or Change in Control

None of our NEOs for fiscal 2024 was contractually entitled to any potential payments as a result of any termination or change in control as of September 30, 2024.

Pay Ratio Disclosure

Because we are a “smaller reporting company” (as defined in Rule 12b-2 promulgated under the Exchange Act), we are not required to provide executive pay ratio disclosure pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. However, we are providing such information voluntarily. Set out below is information regarding the ratio of the annual total compensation of each of our Co-Presidents and principal executive officers, Kemper Isely and Zephyr Isely, to the annual total compensation of our median employee.

We identified our median employee as of September 30, 2024, the last day of fiscal 2024. We included in our analysis all employees who were employed on September 30, 2024, including full-time, part-time, temporary and seasonal employees. We calculated the median employee’s pay utilizing our internal records based on the same pay elements and calculation methodology as used in determining the Co-Presidents’ pay for purposes of disclosure in the Summary Compensation Table. We annualized the earnings of all full-time and part-time employees as of September 30, 2024 who were hired during fiscal 2024 but did not work for us for the entire fiscal year. We did not make any other adjustments allowed by the SEC, nor did we make any other material assumptions or estimates to identify our median employee. Using this methodology, we determined that the annual total compensation of our median employee for fiscal 2024, excluding Kemper Isely and Zephyr Isely, our Co-Presidents and principal executive officers, was $40,319.

As reported in the Summary Compensation Table, Kemper Isely, our Chairman and Co-President, had total annual compensation for fiscal 2024 of $638,021 and Zephyr Isely, our Co-President, had total annual compensation for fiscal 2024 of $593,159. As a result, the ratio of Kemper Isely’s annual total compensation to that of our median employee for fiscal 2024 was estimated to be 16 to 1, and the ratio of Zephyr Isely’s annual total compensation to that of our median employee for fiscal 2024 was estimated to be 15 to 1.

These pay ratios are a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

Hedging Transactions

Our insider trading policy requires any executive, director or employee to obtain pre-clearance of any proposed hedging transaction from our General Counsel or Chief Financial Officer at least two weeks prior to the completion of such transaction.

PAY VERSUS PERFORMANCE DISCLOSURE

The following tables and related disclosures provide information, for each of the fiscal years presented, about (i) the “total compensation” of our Co-Presidents, Kemper Isely and Zephyr Isely, who are each principal executive officers (“PEOs”), and Todd Dissinger, Elizabeth Isely and Heather Isely, who are our other named executive officers (“Other NEOs”), as presented under “Executive Compensation—Summary Compensation Table” on page 21 of this Proxy Statement (the “SCT Total”), (ii) the “compensation actually paid” to our PEOs and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules (the “CAP Amounts”), (iii) certain financial performance measures including Total Shareholder Return (“TSR”) and Net Income, and (iv) the relationship of the CAP Amounts to those financial performance measures.

This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our Board and compensation committee evaluate compensation decisions in light of company or individual performance. For additional discussion of executive compensation program decisions for fiscal 2024, please review the “EXECUTIVE COMPENSATION” section of this Proxy Statement beginning on page 19.

Fiscal Year (a)	SCT Total Kemper Isely (PEO 1) (b)	Compensation Actually Paid to Kemper Isely (PEO 1) (c)(1)	SCT Total Zephyr Isely (PEO 2) (b)	Compensation Actually Paid to Zephyr Isely (PEO 2) (c)(1)	Average SCT Total for Other NEOs (d)	Average Compensation Actually Paid to Other NEOs (e)(1)	Value of Initial Fixed $100 Investment Based on TSR (f)	Net Income ($)(Thousands) (g)
2024	$638,021	$638,021	$593,157	$593,159	$934,399	$1,465,114	$303.80	$33,935
2023	$625,462	$625,462	$581,044	$581,044	$1,024,159	$1,064,381	$122.28	$23,243
2022	$623,107	$623,107	$580,378	$580,378	$899,574	$903,287	$98.68	$21,365

(1) The following table describes the adjustments, each of which is required by SEC rule, to calculate the CAP Amounts of our two PEOs (columns (c)) and our Other NEOs (column (e)) from the SCT Amounts of our two PEOs (columns (b)) and our Other NEOs (column (d)). The SCT Amounts and the CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act.

	Fiscal 2024			Fiscal 2023			Fiscal 2022
Adjustments	Kemper Isely (PEO 1)	Zephyr Isely (PEO 2)	Other NEOs	Kemper Isely (PEO 1)	Zephyr Isely (PEO 2)	Other NEOs	Kemper Isely (PEO 1)	Zephyr Isely (PEO 2)	Other NEOs
SCT Totals	$638,021	$593,159	$934,399	$625,462	$581,044	$1,024,159	$623,107	$580,378	$899,574

Subtract: Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$—	$—	$—	$—	$—	$149,998	$—	$—	$116,666

Add: Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$—	$—	$—	$—	$—	$138,995	$—	$—	$105,462

Add: Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$—	$—	$344,004	$—	$—	$54,765	$—	$—	$(5,711)

Add: Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—	$—	$—	$—	$—	$—	$—

Add: Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$—	$—	$186,711	$—	$—	$(3,540)	$—	$—	$20,628

Subtract: Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—	$—	$—	$—	$—	$—	$—

Add: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—	$—	$—	$—	$—	$—	$—

CAP Amounts (as calculated)	$638,021	$593,159	$1,465,114	$625,462	$581,044	$1,064,381	$623,107	$580,378	$903,287

Relationship Between CAP Amounts and Performance Measures

The following charts show graphically the relationships over the past three fiscal years of the CAP Amounts for our PEOs and Other NEOs as compared to our (i) cumulative TSR and (ii) net income (loss).

DIRECTOR COMPENSATION

Only those directors who are considered independent directors under the rules of the NYSE receive compensation from us for their service on our Board. For fiscal 2024, our independent directors were compensated for their service as directors as follows:

•	a base annual retainer of $40,000;

•	an additional annual retainer of $15,000 for serving as the chair of our audit committee and $10,000 for serving as the chair of our compensation committee, if applicable;

•	an additional annual retainer of $5,000 for serving as a member of our audit committee, if applicable; and

•	an additional annual retainer of $5,000 for serving as a member of our compensation committee, if applicable.

The presiding director at executive sessions of the Board at which only non-management directors are present, which is determined by the independent directors in attendance at executive sessions, receives no additional compensation for such service. If our Board were to appoint a lead independent director, such director would receive an additional annual retainer of $15,000.

In addition, each independent director is granted, on an annual basis, a number of restricted stock units under the Omnibus Plan. In each of fiscal 2023 and fiscal 2024, the number of restricted stock units awarded to each independent director equaled the number of shares of our Common Stock having a value of $60,000 (based on the closing price of our Common Stock on the NYSE on the date of grant). Such awards were granted on the date of our Annual Meeting of Stockholders. The restricted stock units granted to our independent directors fully vest on the first anniversary of the date of grant if the director does not have a termination of “Service,” as defined in the Omnibus Plan, and are settled in shares of our Common Stock. Our independent directors are subject to equity ownership guidelines approved by our Board, requiring each independent director to, within five years of their initial election to our Board, achieve holdings in our equity securities, including vested and unvested restricted stock units, with a value equal to three times the annual cash retainer received. We also reimburse our directors for reasonable expenses incurred to attend meetings of our Board or any committee of our Board.

Director Compensation For Fiscal 2024

The following table shows for the fiscal year ended September 30, 2024 the compensation for all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Cerkovnik	50,000	(1)	60,000	(2)	—	—	—	—	110,000
Richard Hallé	50,000	(1)	60,000	(2)	—	—	—	—	110,000
David Rooney	55,000	(3)	60,000	(2)	—	—	—	—	115,000
Sandra Buffa	45,000	(4)	60,000	(2)	—	—	—	—	105,000

(1)

Represents a base annual retainer of $40,000, an annual retainer of $5,000 for serving as a member of our audit committee and an annual retainer of $5,000 for serving as a member of our compensation committee.

(2)

Represents the full grant date fair value as of March 6, 2024 of 3,737 restricted stock units granted to each of Ms. Buffa and Messrs. Cerkovnik, Hallé and Rooney, respectively. These restricted stock units will vest on March 6, 2025.

(3)	Represents a base annual retainer of $40,000 and an annual retainer of $15,000 for serving as the chair of our audit committee.

(4)	Represents a base annual retainer of $40,000, and an annual retainer of $5,000 for serving as a member of our audit committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. Ms. Heather Isely was chairperson of, and Mr. Kemper Isely served on, our compensation committee during fiscal 2024. Both are executive officers of the Company. Mr. Kemper Isely and Ms. Heather Isely are parties to certain related party transactions with the Company, as described in this Proxy Statement under “Certain Relationships and Related Party Transactions.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to the Omnibus Plan, which was the only equity compensation plan in effect as of September 30, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted‑average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	337,950	$12.19	801,220
Total	337,950	$12.19	801,220

(1)	Represents restricted stock units granted as of September 30, 2024 that will vest between October 1, 2024 and June 1, 2028 and will be settled in shares of Common Stock.

(2)

Represents the weighted average grant date fair value. Includes 3,737 restricted stock units granted to each of Ms. Buffa and Messrs. Cerkovnik, Hallé and Rooney on March 6, 2024, with a grant date fair value of $16.06 per unit. The grant date fair values have been determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Refer to Note 13 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 for the assumptions used in the calculation of these amounts.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with the Isely Family

Members of the Isely family controlled all of the voting power of our outstanding Common Stock prior to our IPO. As of January 13, 2024, members of the Isely family and certain trusts, accounts or entities controlled by them or for the benefit of them owned and controlled approximately 55.9% of our Common Stock. Due to their current ownership of Common Stock, members of the Isely family are able to continue to determine the outcome of virtually all matters submitted to stockholders for approval, including the election of directors, an amendment of our certificate of incorporation (except when a class vote is required by law), any merger or consolidation requiring stockholder approval, and a sale of all or substantially all of the Company’s assets. In addition, members of the Isely family can prevent change-in-control transactions as long as they maintain ownership of their controlling interest in the Company. Other than the limitations on the ability to sell shares contained in the Stockholders Agreement described below, the Isely family is not subject to any contractual obligation to retain their controlling interest in us.

Stockholders Agreement

Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely, Ms. Elizabeth Isely, certain trusts or entities controlled by them and certain other Isely family members or trusts, accounts and entities controlled by them or for the benefit of them have entered into a Stockholders Agreement pursuant to which they have agreed to, among other things, certain voting agreements and limitations on the sale of shares of our Common Stock. Most, but not all, of the parties to the Stockholders Agreement are subject to the limitations on voting, while all of the parties to the agreement are subject to the limitations on sale.

Parties subject to the voting provisions of the agreement have agreed that they will vote all of their Common Stock in the election of directors consistent with the recommendations of at least three of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely. If two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely were to die or if at least three of them are unable to reach an agreement 20 days prior to the relevant meeting, the voting direction will be given by a majority of the independent directors. Isely voting group members have agreed to cast and submit by proxy to us their votes in a manner consistent with these voting provisions at least five days prior to the scheduled date of any annual or special meeting of stockholders. As of January 13, 2025, Isely voting group members owned, directly or indirectly, 12,828,504 shares, or approximately 55.9% of our total outstanding shares of Common Stock.

Parties subject to the limitations on the sale of shares of our Common Stock under the Stockholders Agreement have agreed not to transfer any shares of our Common Stock except pursuant to the permitted transfer provisions of the Stockholders Agreement. As of January 13, 2025, Isely family members subject to such limitations owned, directly or indirectly, 13,324,155 shares, or approximately 58.1% of our total outstanding shares of Common Stock.

The Stockholders Agreement expires on the date upon which 50% or more of our fully‑diluted stock is owned by persons other than the Isely voting group members. The Stockholders Agreement may be amended, modified, supplemented or restated by the written agreement of parties holding 85% of the shares of Common Stock that are held by parties to the Stockholders Agreement.

Disputes that relate to the subject matter of the Stockholders Agreement are subject to arbitration pursuant to the terms of that agreement.

Registration Rights

In connection with our IPO, we entered into a registration rights agreement with certain members of the Isely family pursuant to which we granted them registration rights with respect to 13,859,561 shares of Common Stock owned by them. Under the registration rights agreement, we granted them demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification rights. All fees, costs and expenses related to any registration under the agreement will be borne by us, other than stock transfer taxes and underwriting discounts or commissions.

Demand registration rights. The registration rights agreement grants the Isely family demand registration rights. We are required, upon the written request of any two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, to use our commercially reasonable efforts to effect registration of shares requested to be registered by the Isely family as soon as practicable after receipt of the request. However, we are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration, to effect a demand registration on Form S-1 after we have effected three such demand registrations, or to comply with any registration demand unless the anticipated aggregate offering amount equals or exceeds $75.0 million.

Shelf registration rights. The registration rights agreement grants the Isely family shelf registration rights. Under the terms of the registration rights agreement, any two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely may demand that we file a shelf registration statement with respect to those shares requested to be registered by the Isely family. Upon such demand, we are required to use our commercially reasonable efforts to effect such registration.

“Piggyback” registration rights. The registration rights agreement grants the Isely family “piggyback” registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in such registration.

Lease Agreements

The Operating Company is a party to real estate leases with members of the Isely family or entities controlled by the Isely family. In February 2012, the Operating Company entered into a lease for one store with an entity ultimately controlled by Mr. Kemper Isely and Mr. Zephyr Isely (the “Land Trust Lease”). As of September 30, 2024, the Operating Company had four store lease agreements with an entity owned by Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, along with several other related family members (the “Chalet Leases”). In addition, the Operating Company has one store lease with an entity owned by Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, along with several other related family members (the “FTVC Lease”). We believe that the Operating Company’s leases with related parties as described in this paragraph, which our audit committee reviewed and approved in accordance with our policies and procedures for related party transactions, generally reflect the prevailing market lease terms and rental rates at the time the Operating Company entered into them.

The following table presents the amounts paid by us under the lease agreements described above for fiscal 2024.

Fiscal year ended September 30, 2024
Amount paid under the Land Trust Lease	$0.3 million
Amount paid under the Chalet Leases	$0.9 million
Amount paid under the FTVC Lease	$0.1 million

Additional Related Party Transactions

Lucas Isely, the Operating Company’s Vice President of Facilities, is the son of Ms. Elizabeth Isely, an Executive Vice President of the Company. In fiscal 2024, Mr. Lucas Isely earned total compensation of approximately $273,000. In October 2024, he received a restricted stock unit award with an aggregate value of approximately $82,000. Ms. Raquel Isely, the Operating Company’s Vice President of Marketing, is the daughter of Mr. Kemper Isely, a Co-President of the Company, and a party to the Stockholders Agreement. In fiscal 2024, Ms. Raquel Isely earned total compensation of approximately $295,000. In October 2024, she received a restricted stock unit award with an aggregate value of approximately $82,000. Ms. Charity Isely, the Operating Company’s Nutrition Education Writer, is the niece of Messrs. Kemper and Zephyr Isely, Co-Presidents of the Company, and Ms. Heather Isely, an Executive Vice President of the Company, all of whom are parties to the Stockholders Agreement. In fiscal 2024, Ms. Charity Isely earned total compensation of approximately $112,000. In October 2024, she received a restricted stock unit award with an aggregate value of approximately $41,000. Mr. Robert Linnane, the Operating Company’s Director of Store Construction, is the son-in-law of Kemper Isely, a Co-President of the Company, and a party to the Stockholders Agreement. In fiscal 2024, Mr. Linnane earned total compensation of approximately $139,000. In October 2024, he received a restricted stock unit award with an aggregate value of approximately $41,000. The compensation received by each of Mr. Lucas Isely, Ms. Raquel Isely, Ms. Charity Isely and Mr. Linnane is consistent with the total compensation provided to other employees of the same level and with similar responsibilities.

As disclosed above, Mr. Cerkovnik, an independent director of the Company, is a minority shareholder and director of Teakoe, a Colorado-based producer of organic teas. In 2022, the Operating Company entered into a supply agreement with Teakoe to source organic tea products for sale in our stores. The amount we paid Teakoe for products during fiscal 2024 was approximately $250,000. Mr. Cerkovnik had no input in the Operating Company’s selection of Teakoe as a vendor or the terms of its relationship with Teakoe. Mr. Cerkovnik does not have any direct or indirect interest in the transaction other than as a result of being a minority shareholder and director of Teakoe.

Our audit committee reviewed and approved the above-described transactions in accordance with our policies and procedures for related party transactions.

Procedures for Related Party Transactions

Our Board has adopted a written code of ethics for our Company, which is publicly available on our website at investors.naturalgrocers.com. Under our code of ethics, our employees, officers, directors and consultants are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they are required to report any potential conflict of interest, including related party transactions, anonymously to a third-party hotline or to their supervisor, an executive officer member or the Company’s Disclosure and Ethics Committee, or the Company’s General Counsel, who will review and summarize the proposed transaction for review and if applicable, approval, by our audit committee.

Our audit committee is required by its charter to review and approve related party transactions. In fulfillment of that responsibility, our audit committee has adopted Policies and Procedures for Related Party Transactions (the “Policy”). The Policy defines a “Related Party Transaction” to include (with certain exceptions) any transaction, proposed transaction or series of similar transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000 during any fiscal year, and in which any “Related Party” (defined to include any executive officer, director, director nominee, person owning more than 5% of our Common Stock or their immediate family members) has or will have a direct or indirect material interest. The chair of the audit committee and the Company’s General Counsel are required to be notified of any actual or intended Related Party Transaction. The full audit committee is required to review each Related Party Transaction. The audit committee may approve or ratify a Related Party Transaction only if it determines such transaction is in the best interests of the Company and its stockholders.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

/s/ Heather Isely
Heather Isely Corporate Secretary

January 24, 2025

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 is available without charge upon written request to: Corporate Secretary, 12612 West Alameda Parkway, Lakewood, Colorado 80228.

Appendix A

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Natural Grocers by Vitamin Cottage, Inc., (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.	The name of the Corporation is Natural Grocers by Vitamin Cottage, Inc.

2.

The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation, in the section noted below, as follows:

Section 10.1 of Article 10 is hereby amended and restated in its entirety to read as follows:

“Limitation on Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under Section 102(b)(7) the Delaware General Corporation Law as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law hereafter enacted that further limits the liability of a director or officer.”

3.

The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL.

4.

The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.
12612 W. ALAMEDA PARKWAY
LAKEWOOD, CO 80228

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 4, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NGVC2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60677-P22203 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Director

Nominee:	**For**	**Withhold**
1a. Elizabeth Isely	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com.

V60678-P22203

NATURAL GROCERS BY VITAMIN COTTAGE, INC.
Annual Meeting of Stockholders
March 5, 2025 1:00 p.m. Mountain Time
This proxy is solicited by the Board of Directors

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NATURAL GROCERS BY VITAMIN COTTAGE, INC. FOR USE ONLY AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS, TO BE HELD ON MARCH 5, 2025, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned, being a stockholder of Natural Grocers by Vitamin Cottage, Inc. ("NGVC"), hereby authorizes Kemper Isely and Heather Isely, and each of them, with full power of substitution, to represent the undersigned at the 2025 Annual Meeting of Stockholders of NGVC, to be held via the Internet at www.virtualshareholdermeeting.com/NGVC2025 on March 5, 2025 at 1:00 p.m. Mountain Time, and at any adjournment or postponement thereof, with respect to all shares of NGVC common stock that the undersigned would be entitled to vote if personally present, as appears on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side